Exhibit 23.5

Consent of Philip Pyle

In connection with Sunshine Silver Mines Corporation’s (the “Corporation”) registration statement on Form S-1, dated July 7, 2011, and any amendment thereto, and any registration statements filed pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended (the “Registration Statement”), I do hereby consent to reference my involvement in the information relating to the Corporation’s mineral properties set forth in “Prospectus Summary—Recent Developments” and “Business—Recent Developments” in the prospectus which is part of the Registration Statement. I do also hereby consent to the reference to my name under the heading “Experts” in the prospectus, which is part of the Registration Statement.

Dated this 7th day of July, 2011.	/s/ Philip Pyle
Philip Pyle